SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

        Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) February 27, 2003

PS BUSINESS PARKS, INC.
(Exact name of registrant as specified in its charter)

California	1-10709	95-4300881
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

701 Western Avenue, Glendale, California 91201-2397
(Address of principal executive offices)     (Zip Code)

Registrant’s telephone number, including area code:      (818) 244-8080

N/A
(Former name or former address, if changed since last report)

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Item 7.    Financial Statements and Exhibits

(c)             Exhibits

                  99.1                Press release dated February 27, 2003.

Item 9.      Regulation FD Disclosure

On February 27, 2003, the Company issued a press release announcing the Company’s results for the quarter ended December 31, 2002. The Company is attaching the press release as Exhibit 99.1 to this Current Report on Form 8-K. The information included pursuant to this Item 9 (including the exhibits) shall not be deemed to be incorporated by reference into any filing made by the Company pursuant to the Securities Act of 1933, other than to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PS BUSINESS PARKS, INC.

Date: February 27, 2003

By: /s/ Jack Corrigan Jack Corrigan Vice President and Chief Financial Officer

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Exhibit 99.1

News Release
PS Business Parks, Inc.
701 Western Avenue
P.O. Box 25050 s v
Glendale, CA 91221-5050
www.psbusinessparks.com

For Release:	Immediately
Date:	February 27, 2003
Contact:	Mr. Jack Corrigan (818) 244-8080, Ext. 663

Glendale, California — PS Business Parks, Inc. (AMEX: PSB), reported operating results for the fourth quarter and the year ending December 31, 2002 and announced distributions for the first quarter of 2003.

Net income allocable to common shareholders for the fourth quarter of 2002 was $9.4 million or $0.44 per diluted share on revenues of $49.3 million compared to $9.9 million or $0.46 per diluted share on revenues of $44.9 million for the same period in 2001 based on 21.7 million weighted average diluted shares outstanding during the fourth quarter of 2002 and 2001 respectively. Net income allocable to common shareholders for the year ended December 31, 2002 was $42.0 million or $1.93 per diluted share on revenues of $199.3 million compared to net income allocable to common shareholders of $41.0 million or $1.83 per diluted share on revenues of $166.1 million for the same period in 2001 based on 21.7 million and 22.4 million weighted average diluted shares outstanding during the year ended December 31, 2002 and 2001 respectively. Net income allocable to common shareholders for the year ended December 31, 2002 included recognizing gains on dispositions of properties totaling $8.1 million or $0.28 per share and the Company’s share of gains on disposition of eight buildings in its joint venture of $861,000 or approximately $0.03 per share.

Net income per diluted share before the recognition of the gains on the disposition of properties for the fourth quarter of 2002 was $0.38 or $0.08 less than the same period in 2001. The net income per diluted share before the recognition of the gains on the disposition of properties for the year ended December 31, 2002 was $1.65 or $0.18 less than the same period in 2001. The decreases for both periods were the result of an increase in depreciation expense as a result of $302 million of property acquisitions in 2001. The increased depreciation expense was partially offset by the net operating income from the acquired properties, net of financing costs.

Supplemental Measures

Funds from operations (“FFO”) for the fourth quarter of 2002 were $25.6 million or $0.88 per share compared to $23.5 million or $0.81 per share for the same period in 2001. This represents an increase of 8.6% in FFO per share based on 29.0 million weighted average shares outstanding during the fourth quarter of 2002 and 2001. FFO for the year ended December 31, 2002 was $103.0 million or $3.55 per share compared to $93.6 million or $3.15 per share for the same period in 2001. This represents an increase of 12.7% in FFO per share based on 29.0 million and 29.7 million weighted average shares outstanding during the year ended December 31, 2002 and 2001, respectively. FFO and FFO per share exclude the gain on disposition of real estate and marketable securities, the Company’s share of gains from dispositions in its joint venture and the accrual of straight line rents, all of which are included in the calculation of net income.

The growth in FFO per share in 2002 is due primarily to net operating income from acquisitions completed during 2001 and a reduction in the number of the Company’s outstanding common shares. Acquisitions and the repurchase of shares were financed primarily with existing cash, issuance of preferred stock, low cost debt and retained cash.

Funds Available for Distribution (FAD) represents FFO less recurring capitalized expenditures which includes maintenance capital expenditures, tenant improvements and capitalized lease commissions. FAD for the fourth quarter of 2002 were $17.2 million or $0.59 per share compared to $19.2 million or $0.66 per share for the same period in 2001 or a decrease of 10.6%. FAD for the year ended December 31, 2002 was $80.9 million or $2.79 per share compared to $81.9 million or $2.75 per share for the same period in 2001 or an increase of 1.5%. The decrease in FAD for the fourth quarter and the increase in FAD for the year were the result of increased FFO offset by increased recurring capital expenditures incurred as a result of higher lease transaction costs including tenant improvement concessions and leasing commissions. These increased costs are due to a weak leasing environment combined with increased recurring capital expenditures attributable to an increase in square footage of 7.9% and 14.1% for the three months and year ended December 31, 2002.

Property Operations

In order to evaluate the performance of the Company’s overall portfolio, management analyzes the operating performance of a consistent group of properties (11.8 million net rentable square feet). These properties in which the Company currently has an ownership interest (herein referred to as the “Same Park” facilities) have been owned and operated by the Company for the comparable periods. The “Same Park” facilities represent approximately 82% of the square footage of the Company’s wholly-owned portfolio at December 31, 2002.

The following tables summarize the pre-depreciation historical operating results of the “Same Park” facilities and the entire portfolio, excluding the effects of accounting for rental income on a straight-line basis.

"Same Park" Facilities (11.8 million square feet)

	Three Months Ended December 31,
	2002	2001	Change
Rental income (1)	$37,809,000	$37,460,000	0.9%
Cost of operations	10,303,000	9,748,000	5.7%
Net operating income	$27,506,000	$27,712,000	(0.7%)
Gross margin (2)	72.7%	74.0%	(1.3%)
Weighted average for period:
Occupancy	93.5%	95.2%	(1.7%)
Annualized realized rent per occupied sq. ft.(3)	$13.65	$13.29	2.7%

	Year Ended December 31,
	2002	2001	Change
Rental income (1)	$150,110,000	$148,034,000	1.4%
Cost of operations	40,277,000	38,752,000	3.9%
Net operating income	$109,833,000	$109,282,000	0.5%
Gross margin (2)	73.2%	73.8%	(0.6%)
Weighted average for period:
Occupancy	94.3%	95.8%	(1.5%)
Annualized realized rent per occupied sq. ft.(3)	$13.44	$13.04	3.1%

(1)     Rental income does not include the effect of straight-line accounting.

(2)     Gross margin is computed by dividing property net operating income by rental income.

(3)     Realized rent per square foot represents the actual revenues earned per occupied square foot.

Total Portfolio Statistics

	Three Months Ended December 31,
	2002	2001	Change
Rental income (1) (4) (5)	$48,581,000	$43,913,000	10.6%
Cost of operations (4) (5)	13,325,000	12,093,000	10.2%
Net operating income	$35,256,000	$31,820,000	10.8%
Gross margin (2)	72.6%	72.5%	0.1%
Weighted average for period:
Square footage	14,271,000	13,232,000	7.9%
Occupancy	93.2%	94.8%	(1.6%)
Annualized realized rent per occupied sq. ft.(3)	$14.61	$14.00	4.4%

	Year Ended December 31,
	2002	2001	Change
Rental income (1) (4) (5)	$196,674,000	$164,024,000	19.9%
Cost of operations (4) (5)	53,538,000	44,848,000	19.4%
Net operating income	$143,136,000	$119,176,000	20.1%
Gross margin (2)	72.8%	72.7%	0.1%
Weighted average for period:
Square footage	14,495,000	12,700,000	14.1%
Occupancy	93.8%	95.5%	(1.7%)
Annualized realized rent per occupied sq. ft.(3)	$14.47	$13.52	7.0%

(1)	Rental income does not include the effect of straight-line accounting.

(2)	Gross margin is computed by dividing property net operating income by rental income.

(3)	Realized rent per square foot represents the actual revenues earned per occupied square foot.

(4)	Rental income ($461,000 and $452,000 for the three months and $1,865,000 and $1,134,000 for the twelve months ended December 31, 2002 and 2001 respectively), cost of operations ($245,000 and $269,000 for the three months and $894,000 and $366,000 for the twelve months ended December 31, 2002 and 2001, respectively) and square footage (238,000) of development properties have been excluded from Total Portfolio Statistics.

(5)	Includes rental income ($240,000 and $1,008,000 for the three months and $3,372,000 and $4,221,000 for the twelve months ended December 31, 2002 and 2001, respectively) and cost of operations ($123,000 and $602,000 for the three months and $1,590,000 and $2,105,000 for the twelve months ended December 31, 2002 and 2001, respectively) from discontinued operations.

Development Properties

The Company has developed one office and one flex facility that are currently shell complete and in the lease-up phase. The projects total approximately 238,000 square feet and have an estimated aggregate cost of approximately $25 million. The office development completed in June 2001, consists of two buildings totaling 97,000 square feet in the Beaverton submarket of Portland, Oregon and is 26% leased. There were no new leases signed for this facility during the year ended December 31, 2002. The flex development, completed in November 2000, consists of two buildings totaling 141,000 square feet in the Chantilly submarket of Northern Virginia. The Company leased an additional 42,000 square feet during 2002 at the Northern Virginia development bringing the development to 88% leased. Both properties are classified as operating as of December 31, 2002 and the Company has ceased capitalizing interest.

Financial Condition

The Company continued to maintain financial strength and flexibility. The following are the Company's key financial ratios with respect to its leverage at December 31, 2002.

Ratio of FFO to fixed charges for the quarter (1)	28.9x
Ratio of FFO to fixed charges year-to-date (1)	25.2x
Ratio of FFO to fixed charges and preferred distributions for the quarter (2)	3.6x
Ratio of FFO to fixed charges and preferred distributions year-to-date(2)	3.6x
Debt and preferred equity to total market capitalization (based on the common
stock price of $31.80 at December 31, 2002)	33%
Available under line of credit at December 31, 2002	$100 million

(1)	Fixed charges include interest expense of $1,226,000 ($5,324,000 year-to-date) and no capitalized interest for the third and fourth quarter of 2002 ($288,000 year-to-date).

(2)	Preferred distributions include amounts paid to preferred shareholders of $3,929,000 ($15,412,000 year-to-date) and preferred unitholders in the operating partnership of $4,690,000 ($17,927,000 year-to-date) for the fourth quarter of 2002.

Joint Venture Property Dispositions

Through a joint venture with an institutional investor, the Company holds a 25% equity interest in an industrial park in the City of Industry, submarket of Los Angeles County. Initially the joint venture consisted of 14 buildings totaling 294,000 square feet. During 2002, the joint venture sold eight of the buildings totaling approximately 170,000 square feet. The Company recognized gains of approximately $861,000 on the disposition of these eight buildings which were included in equity in income of joint venture. The gains have been excluded from funds from operations. In addition, the Company recognized joint venture incentive compensation totaling $1,008,000 which are included in FFO. As of December 31, 2002, the joint venture holds six buildings totaling 124,000 square feet. During January, 2003, five of the remaining six buildings were sold and the Company recognized gains of approximately $1.0 million as a result of these sales and incentive compensation of approximately $0.7 million. There is currently only one property remaining with approximately 29,000 square feet which is being marketed for sale.

At December 31, 2002, the joint venture has a variable rate mortgage obligation of approximately $2.5 million which currently bears interest at 5.45%. After the January dispositions, the mortgage balance was reduced to approximately $50,000.

Property Acquisitions

On February 14, 2003, the Company completed the acquisition of Westwood Business Park in the Farmer's Branch submarket of Dallas, Texas for $7.9 million. The park totals 113,000 square feet of flex space.

Property Dispositions

As previously announced in the fourth quarter of 2001, the Company identified two properties totaling 199,000 square feet that do not meet its ongoing investment strategy. In the fourth quarter of 2002, the Company sold both of these properties totaling 43,000 square feet for net proceeds of $2.5 million. In the third quarter of 2002, the Company determined that the net proceeds from the sale will be less than the carrying value and recorded a $900,000 impairment. The Company recognized a total net loss on the sale of the two properties of approximately $1.1 million ($900,000 impairment loss in the third quarter of 2002 and the remaining in the fourth quarter of 2002) for accounting purposes.

During the third quarter of 2002, the Company identified two additional properties that did not meet the Company's ongoing investment criteria. One property located in Overland Park Kansas totaling 62,000 square feet was sold on August 26, 2002 for $5.3 million resulting in net proceeds of $5.1 and a gain of approximately $2.1 million for accounting purposes. This was the Company's only facility in Kansas. The other property located in Landover Maryland totaling 125,000 square feet, was sold on October 1, 2002. The property was sold for approximately $9.6 million generating net proceeds of $9.5 million and a gain of approximately $1.7 million for accounting purposes which was recognized in the fourth quarter of 2002.

Stock Repurchase Program

The Company's Board of Directors has authorized the repurchase from time to time of up to 4,500,000 shares of the Company's common stock on the open market or in privately negotiated transactions. In 2002, the Company repurchased 38,800 shares of common stock and no common units in its operating partnership at an aggregate cost of approximately $1.2 million (average cost of $31.04 per share/unit). In addition, during January, 2003, the Company repurchased 161,200 shares at an aggregate cost of $5.1 million. Since the inception of the program (March 2000), the Company has repurchased an aggregate total of 2,521,711 shares of common stock and 30,484 common units in its operating partnership at an aggregate cost of approximately $67.7 million (average cost of $26.52 per share/unit).

Distributions Declared

The Board of Directors declared a quarterly dividend of $0.29 per common share on February 27, 2003. Distributions were also declared with respect to the Company's various series of preferred stock. All of the distributions are payable on March 31, 2003 to shareholders of record as of the close of business on March 14, 2002.

Company Information

PSB is a self-advised and self-managed equity real estate investment trust that acquires, develops, owns and operates commercial properties, primarily flex, multi-tenant office and industrial space. The Company defines "flex" space as buildings that are configured with a combination of office and warehouse space and can be designed to fit an almost limitless number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of December 31, 2002, PSB wholly-owned approximately 14.4 million net rentable square feet of commercial space with approximately 3,200 customers located in eight states, concentrated primarily in California (4,673,000 sq. ft.), Texas (2,409,000 sq. ft.), Oregon (1,973,000 sq. ft.), Virginia (2,621,000 sq. ft.) and Maryland (1,646,000 sq. ft.).

Forward-Looking Statements

When used within this press release, the words "expects," "believes," "anticipates," "should," "estimates," and similar expressions are intended to identify "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include the impact of competition from new and existing commercial facilities which could impact rents and occupancy levels at the Company's facilities, the Company's ability to evaluate, finance, and integrate acquired and developed properties into the Company's existing operations; the Company's ability to effectively compete in the markets that it does business in; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts; the impact of general economic conditions upon rental rates and occupancy levels at the Company's facilities; the availability of permanent capital at attractive rates, the outlook and actions of Rating Agencies and risks detailed from time to time in the Company's SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Additional information about PS Business Parks, Inc. including more financial analysis of the fourth quarter's operating results is available on the Internet. The Company's web site is www.psbusinessparks.com.

A conference call is scheduled for Friday, February 28, 2003 at 10:00 a.m. (PDT) to discuss these results. The toll free number is 1-800-399-4409, the conference ID is 10435. An instant replay of the conference call will be available through March 7, 2003 at 1-800-642-1687. The replay can also be accessed under the "Investor Relations" section of our web site.

Additional financial data attached.

PS BUSINESS PARKS, INC.
Selected Financial Data

	At December 31, 2002	At December 31, 2001
Balance Sheet Data:
Cash and cash equivalents	$44,812,000	$3,076,000
Marketable securities	$5,278,000	$9,134,000
Real estate facilities, before accumulated depreciation	$1,254,774,000	$1,228,050,000
Total assets	$1,156,802,000	$1,169,955,000
Total debt	$70,279,000	$165,145,000
Minority interest - common units	$167,469,000	$162,141,000
Minority interest - preferred units	$217,750,000	$197,750,000
Preferred stock	$170,813,000	$121,000,000
Common shareholders' equity	$493,589,000	$478,731,000
Total common shares outstanding at period end	21,531,000	21,540,000
Total common shares outstanding at period end, assuming conversion
of all Operating Partnership units into common stock	28,836,000	28,845,000

PS BUSINESS PARKS, INC.
Selected Financial Data

	Three Months Ended December 31,		For the Year Ended December 31,
	2002	2001	2002	2001
Revenues:
Rental income	$48,922,000	$44,090,000	$197,565,000	$162,841,000
Facility management fees primarily from affiliates	186,000	184,000	763,000	683,000
Business services	43,000	45,000	136,000	353,000
Interest and dividend income	176,000	597,000	823,000	2,268,000
	49,327,000	44,916,000	199,287,000	166,145,000
Expenses:
Cost of operations	13,447,000	11,760,000	52,842,000	43,109,000
Cost of facility management	42,000	41,000	176,000	152,000
Cost of business services	86,000	112,000	462,000	572,000
Depreciation and amortization	15,259,000	10,683,000	57,658,000	39,764,000
General and administrative	1,265,000	1,163,000	4,663,000	4,320,000
Interest expense	1,226,000	783,000	5,324,000	1,715,000
	31,325,000	24,542,000	121,125,000	89,632,000
Equity in income of joint venture	1,591,000	25,000	1,978,000	25,000
Income from continuing operations	19,593,000	20,399,000	80,140,000	76,538,000
Income from discontinued operations and properties
held for sale	117,000	80,000	1,296,000	813,000
Income before gain on disposition of real estate,
gain on investments and minority interest	19,593,000	20,479,000	81,436,000	77,351,000
Gain on disposition of real estate	1,616,000	--	8,123,000	--
Gain on investment in marketable securities	--	(7,000)	41,000	8,000
Income before minority interest	21,326,000	20,472,000	89,600,000	77,359,000
Minority interest in income - preferred units	(4,690,000)	(4,411,000)	(17,927,000)	(14,107,000)
Minority interest in income - common units	(3,224,000)	(3,335,000)	(14,243,000)	(13,382,000)
Net income	$13,412,000	$12,726,000	$57,430,000	$49,870,000
Net income allocation:
Allocable to preferred shareholders	$3,929,000	$2,840,000	$15,412,000	$8,854,000
Allocable to common shareholders	9,483,000	9,886,000	42,018,000	41,016,000
	$13,412,000	$12,726,000	$57,430,000	$49,870,000
Net income per common share - diluted:	$0.44	$0.46	$1.93	$1.83
Weighted average common shares outstanding-diluted:	21,733,000	21,692,000	21,743,000	22,435,000

PS BUSINESS PARKS, INC.
Computation of Funds from Operations ("FFO")

	For the Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Net income allocable to common shareholders	$9,483,000	$9,886,000	$42,018,000	$41,016,000
Less: (Gain)/loss on investment in marketable	--	7,000	(41,000)	(8,000)
securities
Less: Gain on disposition of real estate	(1,616,000)	--	(8,123,000)	--
Less: Equity income from sale of joint venture
properties	(596,000)	--	(861,000)	--
Less: Straight line rent adjustment	(120,000)	(733,000)	(2,398,000)	(1,904,000)
Add: Depreciation and amortization	15,259,000	11,009,000	58,144,000	41,067,000
Add: Depreciation from unconsolidated joint venture	6,000	15,000	63,000	15,000
Add: Minority interest in income - common units	3,224,000	3,335,000	14,243,000	13,382,000
Consolidated FFO allocable to common shareholders	$25,640,000	$23,519,000	$103,045,000	$93,568,000
Computation of Diluted FFO per Common Share (1):
Consolidated FFO allocable to common shareholders	$25,640,000	$23,519,000	$103,045,000	$93,568,000
Weighted average common shares outstanding	21,565,000	21,576,000	21,552,000	22,350,000
Weighted average common OP units outstanding	7,305,000	7,305,000	7,305,000	7,306,000
Dilutive effect of stock options	168,000	116,000	191,000	85,000
Weighted average common shares and OP units for
purposesof computing fully-diluted FFO per common share	29,038,000	28,997,000	29,048,000	29,741,000
Fully diluted FFO per common share	$0.88	$0.81	$3.55	$3.15
Computation of Funds Available for Distribution ("FAD") (2)
Consolidated FFO allocable to common shareholders	$25,640,000	$23,519,000	$103,045,000	$93,568,000
Less capitalized expenditures:
Maintenance capital expenditures	(2,549,000)	(1,613,000)	(6,057,000)	(4,202,000)
Tenant improvements	(3,409,000)	(1,835,000)	(10,722,000)	(4,926,000)
Capitalized lease commissions	(2,461,000)	(847,000)	(5,322,000)	(2,513,000)
Total capitalized expenditures	(8,419,000)	(4,295,000)	(22,101,000)	(11,641,000)
FAD	$17,221,000	$19,244,000	$80,944,000	$81,927,000
FAD per common share/OP unit	$0.59	$0.66	$2.79	$2.75

(1)	Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") by which real estate investment trusts ("REITs") may be compared. It is generally defined as net income before depreciation and extraordinary items. FFO computations do not factor out the REIT's requirement to make either capital expenditures or principal payments on debt. The Company excludes straight line rent adjustments, gains/losses on disposition of real estate and gains/losses on sale of marketable securities to more accurately reflect cash flow from real estate operations. Other REITs may not make these adjustments in computing FFO.

(2)	Funds available for distribution ("FAD") is computed by deducting recurring capital expenditures, tenant improvements and capitalized leasing commissions from FFO.